The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-184431

Subject to completion, dated September 30, 2015

Preliminary Prospectus Supplement
(To Prospectus dated October 26, 2012)

MEDGENICS, INC. Shares of Common Stock

     per share

We are offering      shares of our common stock.

Our common stock is listed on the NYSE MKT under the symbol “MDGN.” On September 29, 2015, the last reported sale price of our common stock on the NYSE MKT was $7.78 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 4 of the accompanying prospectus and the risk factors contained in our filings with the Securities and Exchange Commission, which we have incorporated by reference herein.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us before expenses	$	$

(1)	We have agreed to reimburse the representative of the underwriters for certain of its expenses. See “Underwriting” for a description of the compensation to be received by the underwriters.

We have granted the underwriters a 30-day option to purchase up to      additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Certain members of our board of directors and management have indicated an interest in purchasing shares of common stock in this offering. However, because indications of interest are not binding agreements or commitments to purchase, such persons may determine to purchase fewer shares than they have indicated an interest in purchasing or may determine not to purchase any shares in this offering. In addition, the underwriters could determine to sell fewer shares to such persons than they have indicated an interest in purchasing or could determine not to sell any shares to such persons.

We estimate the expenses of this offering, excluding underwriting discounts and commissions, will be approximately $    .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock, against payment, on or about            , 2015.

Sole Book-Running Manager

Piper Jaffray

JMP Securities
Needham & Company

The date of this prospectus is            , 2015

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus, including the documents incorporated by reference, provides general information about us, some of which, such as the section therein entitled “Plan of Distribution,” may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this prospectus supplement and the accompanying prospectus, combined.

We urge you to carefully read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and the additional information under the heading “Where You Can Find More Information” before buying any of the securities being offered under this prospectus supplement. These documents contain information you should consider when making your investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent any information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement. The information in this prospectus supplement will be deemed to modify or supersede the information in the accompanying prospectus and the documents incorporated by reference therein, except for those documents incorporated by reference therein which we file with the SEC after the date of this prospectus supplement.

You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus supplement and the accompanying prospectus or on any date subsequent to the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and seeking offers to buy, the securities described in this prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context provides otherwise, all references in this prospectus to “Medgenics,” “we,” “us,” “our,” or similar terms, refer to Medgenics, Inc. and its wholly owned subsidiaries, Medgenics Medical (Israel) Limited and neuroFix, LLC.

We use TARGTTM and TARGTEPOTM and the Medgenics logo as trademarks in the United States and elsewhere. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, and the information incorporated by reference in this prospectus, including our financial statements, before making an investment decision.

Our Company

Overview

We are a clinical stage rare and orphan disease company developing an innovative and proprietary ex vivo gene therapy platform, offering what we believe to be a novel therapeutic approach for use in the $50.00 billion orphan and rare disease therapeutics markets. Our TARGTTM (Transduced Autologous Restorative Gene Therapy) platform is designed to provide sustained protein and peptide therapies to treat a range of chronic diseases and conditions. We are currently studying our lead product candidate MDGN-201, which we refer to as TARGTEPOTM, in one Phase 1/2 clinical trial and two Phase 2 clinical trials in patients with End Stage Renal Disease (ESRD). Through our acquisition of neuroFix, LLC, or neuroFix, we acquired the rights to develop a second product candidate, NFC-1, as well as the rights to certain data derived from a clinical trial and other studies of NFC-1. NFC-1 is a first-in-class, non-stimulant metabotropic glutamate receptor (mGluR) neuromodulator that is Phase 2/3 ready for the treatment of mGluR network mutation positive Attention Deficit Hyperactivity Disorder (ADHD), as well as neuropsychiatric symptoms resulting from a related rare genetic disorder, 22q11.2 Deletion Syndrome (22q11.2 DS). We intend to develop NFC-1 for the treatment of mGluR network mutation positive ADHD and certain other neurological and neuropsychological indications. A Phase 1b clinical trial of NFC-1 in adolescents with ADHD and disruptions in the mGluR gene network was recently completed showing the safety of NFC-1 as well as signaling potential efficacy in the adolescents treated.

In June 2015, our wholly owned subsidiary, Medgenics Medical (Israel) Ltd., which we refer to as MMI, was awarded a government grant of up to NIS 13.3 million (approximately $3.40 million) from the Israeli Office of the Chief Scientist (OCS) at the Ministry of Economy of Israel. The grant will be used to cover research and development expenses for the 13-month period from December 2014 through December 2015 to support further research and clinical development of our TARGT system with respect to the treatment of rare and orphan diseases. Under the terms of the OCS grant, MMI will be required to repay the grant in full, plus interest, through royalties on income generated by MMI. The payment of royalties is contingent on such income and, in the absence of such income, no royalty payments to the OCS will be required.

We have generated significant losses to date, and we expect to continue to generate losses as we progress towards the commercialization of our product candidates. We incurred net losses of approximately $15.01 million for the six month period ended June 30, 2015. As of June 30, 2015, we had stockholders’ equity of approximately $20.99 million and cash on hand of approximately $22.01 million. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

TARGT

We are currently studying TARGTEPO in identified sub-populations of unmet need including patients who are treated chronically with hemodialysis or peritoneal dialysis, all of whom are also renal transplant eligible patients. We are planning to further examine the impact of TARGTEPO on blood pressure and other markers of cardiovascular risk in these ESRD patients. Future studies will also examine patients whose conditions may qualify for orphan drug designation, including patients with myelodysplastic syndrome (MDS), and patients with Beta thalassemia intermedia. We have initiated in vivo proof of concept pre-clinical studies with several other orphan or rare disease candidates, and have initiated discussions with regulatory agencies for some of those programs in 2015.

In June 2014, the first patient was enrolled in our Phase 1/2 clinical trial of TARGTEPO. The aim of the ongoing trial is to validate the potential of our TARGT platform using a second-generation expression cassette of the HDAd viral vector, which was developed to enhance durability of the proposed therapeutic effect. The ongoing study is evaluating the potential of the updated platform to offer sustained production and delivery of endogenous erythropoietin (eEPO) to treat anemia in dialysis patients with ESRD. This open-label trial is expected to enroll up to 18 patients with ESRD who require recombinant humanized erythropoietin (rHuEPO) treatment for anemia. We expect that each patient will receive one or more TARGTEPO microorgans and will be followed for at least one year. The trial endpoints include plasma eEPO levels, blood counts and safety assessment.

We have now completed enrollment in the low-dose cohort of the Phase 1/2 clinical trial of TARGTEPO. All six patients who received TARGTEPO microorgans have shown positive initial response to therapy at approximately 100x lower Cmax than rHuEPO (e.g., EPREX). Five of six patients maintained hemoglobin levels within their targeted range due to red blood cell production stimulated by eEPO for at least five months following implantation without receiving any injections of rHuEPO or blood transfusions, and one patient continues to remain stable without receiving any injections of rHuEPO or blood transfusions for 15 months since implantation. The low-dose was well-tolerated in all six patients and there have been no treatment-related serious adverse events (SAEs). Enrollment in the mid-dose cohort of the Phase 1/2 trial began in the first quarter of 2015 and four patients have been enrolled. Implanted TARGTs produced eEPO in all four patients. One patient in this cohort was not able to maintain his hemoglobin levels within the targeted range and required injections of rHuEPO and exited the study. The other three mid-dose patients are stable and have not received any injections of rHuEPO or blood transfusions. We also enrolled two patients in our first trial studying TARGTEPO in patients with ESRD who are undergoing peritoneal dialysis. The first patient required injection of rHuEPO close to 5 months post implantation. This patient was implanted with one TARGT and although it was still secreting it was not sufficient to maintain the patient Hb within the desired range. The second patient is still stable and not requiring any injections of rHuEPO or blood transfusions. In the second quarter of 2015, we received clearance to proceed from the U.S. Food and Drug Administration, or FDA, for our investigational new drug application, and we have started a Phase 2 clinical trial in the United States studying TARGTEPO in ESRD patients who are undergoing peritoneal dialysis. The first patient in this study was enrolled at the end of the second quarter of 2015, and represents the first patient that we are studying in a clinical trial in the United States.

NFC-1

As part of our acquisition of neuroFix, we acquired the data from a recently completed 30-patient single-blinded Phase 1b ascending dose clinical trial in adolescents with ADHD and disruptions in the mGluR gene network, or the GREAT Trial. The objectives of the GREAT Trial were to evaluate the safety, tolerability, and pharmacokinetics of NFC-1 and to evaluate the effects of NFC-1 on mGluR network mutation positive ADHD during four weeks of continuous treatment following one week of placebo therapy. Although the Phase 1b clinical trial was neither designed nor powered to demonstrate the efficacy of NFC-1, based on the trial results in multiple validated ADHD scales, NFC-1’s performance in the trial signals potential efficacy in mGluR-mutation-positive adolescents with ADHD symptoms. There also appeared to be a dose response effect. NFC-1 was well tolerated, with no treatment-related SAEs reported.

We plan to meet with the FDA at the end of 2015, and intend to initiate a Phase 2/3 clinical trial in mGluR mutation-positive patients with ADHD in the beginning of 2016. We also plan to initiate a Phase 1/2 clinical trial in patients with 22q11.2 DS in the beginning of 2016. Among many other abnormalities, these patients suffer from severe neuropsychiatric disorders and the vast majority are also MGluR mutation-positive. We expect that initial data readouts from both of these planned trials will be available before the end of 2016.

neuroFix Acquisition

On September 9, 2015, we entered into an Equity Interest Purchase Agreement, or Purchase Agreement, with neuroFix therapeutics, inc., or Legacy Corp., neuroFix, The Children’s Hospital of Philadelphia, or CHOP, Philip Harper, or Harper, and Hakon Hakonarson, or Hakonarson, pursuant to which we acquired all of the equity interests of neuroFix. We refer to this transaction in this prospectus supplement as the neuroFix Acquisition. Immediately prior to the execution of the Purchase Agreement, Legacy Corp. had contributed its business to neuroFix.

Under the terms of the Purchase Agreement, Legacy Corp., neuroFix, CHOP, Harper and Hakonarson agreed to consummate the neuroFix Acquisition in consideration for certain upfront, milestone and earnout payments related to certain product sales by us. The payments made or to be made by us are as follows:

•	an upfront payment of $2.00 million in cash paid upon the consummation of the neuroFix Acquisition, which was paid on September 9, 2015;
•	a payment of $6.00 million, payable as $1.20 million in cash to CHOP, $1.60 million in cash to Legacy Corp. and $3.20 million of our common stock to Legacy Corp., upon the earlier to occur of (i) the completion of a firm underwritten or registered direct offering of our common stock with proceeds to us, net of underwriters’ fees and expenses, of at least $35.00 million, which we refer to as the Early Corporate Milestone Payment, and (ii) March 31, 2016, which we refer to as the Corporate Milestone Payment;
•	additional payments of up to $450.00 million upon the achievement of certain developmental, regulatory and sales milestones related to an oral formulation of NFC-1, which we refer to as the Product, and any new chemical entity developed by the Company covering the same indication as the Product, which we refer to as an NCE; and
•	earnout payments equal to a percentage of certain product sales by us using tiered rates ranging from the mid-to-high single digits depending on the Product or NCE.

We anticipate that a portion of the net proceeds from this offering will be used to satisfy the cash portion of the Corporate Milestone Payment whether this offering triggers the Early Corporate Milestone Payment or not.

In addition to the foregoing, in the event the Product is approved by the FDA for additional indications beyond the initial indication, additional payments of $25.00 million for each such additional indication shall be paid by us to Legacy Corp. and CHOP.

The price per share for all of our common stock issued in connection with the neuroFix Acquisition shall equal the lower of (a) the closing price of our common stock as reported by the NYSE MKT exchange on the business day immediately prior to the issuance of such common stock, and (b) an amount equal to the volume weighted average price for our common stock as reported by the NYSE MKT for the ten trading days immediately prior to the issuance of such common stock. In addition, pursuant to the Purchase Agreement, we shall not issue more than 19.99% of the amount of our common stock outstanding on the day we entered into the Purchase Agreement without first obtaining the approval of our stockholders and, in no case, shall we issue more than 49.99% of the amount of our common stock outstanding on the day we entered into the Purchase Agreement. To the extent the amount of our common stock we would be required to issue in connection with neuroFix Acquisition exceeds the limitations contained in the Purchase Agreement, the balance of the amount payable by us will be paid in cash.

Immediately prior to and in connection with the neuroFix Acquisition, neuroFix entered into a License Agreement with CHOP, or the License Agreement, pursuant to which CHOP has licensed to neuroFix (with a right to sublicense) certain technology owned and controlled by CHOP related to ADHD and certain other neurological and neuropsychological indications, including, without limitation, certain patent rights and compound know-how on an exclusive, worldwide, royalty-bearing right and license basis, and certain CHOP know-how (other than compound know-how) on a non-exclusive, worldwide, royalty-bearing right and license basis. CHOP also granted to neuroFix an exclusive option during the term of the License Agreement to negotiate an exclusive license to certain CHOP intellectual property.

Pursuant to the License Agreement, CHOP retains rights to the licensed patent rights and know-how to conduct teaching, educational, research and patient care activities itself and to conduct collaborations with certain not-for-profit, governmental, educational or non-commercial third parties and for purposes outside of the field of the license. Under the License Agreement, neuroFix granted to CHOP a non-exclusive, worldwide, fully paid-up, royalty-free license under all intellectual property rights controlled by neuroFix to make and use certain products for education and non-commercial research purposes.

In addition to neuroFix having issued equity interests to CHOP in partial consideration for the rights granted under the License Agreement (which equity was issued immediately prior to the neuroFix Acquisition described above), CHOP is eligible for the following milestone and royalty payments under the License Agreement:

•	up to $1.50 million in regulatory and sales milestone payments in connection with each FDA-approved indication obtained by neuroFix utilizing intellectual property licensed under the License Agreement;
•	royalty payments equal to a percentage of certain product sales by neuroFix using a fluctuating rate in the low single digits (adjusted downward to the extent third party royalty payments exceed a certain percentage in a given calendar quarter);
•	annual maintenance fees equal to or less than $100,000 depending on the year; and
•	a certain percentage (ranging from mid-single digits to the mid-teens depending on if other rights of neuroFix are also licensed to the sublicensee at the same time) of all sublicensee income (except any amounts attributable to sublicensed sales by a certain party in Japan).

The License Agreement will terminate, with respect to each product and each territory covered by the License Agreement, upon the later of (a) the expiration of the applicable CHOP patent rights and (b) January 1, 2025, at which time the license rights granted to neuroFix become perpetual, irrevocable, fully paid-up and royalty-free. The License Agreement could also be subject to termination by CHOP (i) if neuroFix has not achieved certain specified development plans and diligence events and does not undertake commercially reasonable efforts to achieve such events, (ii) upon an uncured material breach by neuroFix of the License Agreement or if neuroFix becomes insolvent or enters into bankruptcy proceedings, (iii) if CHOP is not paid amounts owed to it under the Purchase Agreement by the applicable due date, or (iv) if neuroFix challenges the validity, enforceability or scope of the CHOP patent rights. Upon a termination of the License Agreement by CHOP or neuroFix, all rights and licenses granted to neuroFix would terminate.

Company Information

We were organized as a Delaware corporation on January 27, 2000. Our principal executive offices are located at 435 Devon Park Drive, Building 700, Wayne, Pennsylvania. We conduct our research and development activities primarily from our Israeli location in Misgav Business Park, Misgav. Our telephone number is (610) 254-4201 in the United States and +972-4-902-8900 in Israel. Our website address is www.medgenics.com. The information on or accessible through our website is not part of this prospectus.

The Offering

Common stock offered by us
shares
Common stock to be outstanding immediately after this offering shares
Option to purchase additional shares
shares
Use of proceeds
We intend to use the net proceeds from this offering for product development activities, including the development of technologies acquired in the neuroFix Acquisition; for patent maintenance fees and intellectual property support; for licensing and research collaborations; and for general corporate purposes and working capital, which may include the acquisitions or licensing of complementary technologies, products or businesses and making certain payments in connection with the neuroFix Acquisition. We also intend to use $2.80 million of the net proceeds from this offering to satisfy the cash portion of the Corporate Milestone Payment which is further described above under “Our Company; neuroFix Acquisition.” See “Use of Proceeds.”
Trading markets
Our common stock is listed on the NYSE MKT under the symbol “MDGN.”
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement.
Participation of Directors and Management
Certain members of our board of directors and management have indicated an interest in purchasing shares of common stock in this offering. However, because indications of interest are not binding agreements or commitments to purchase, such persons may determine to purchase fewer shares than they have indicated an interest in purchasing or may determine not to purchase any shares in this offering. In addition, the underwriters could determine to sell fewer shares to such persons than they have indicated an interest in purchasing or could determine not to sell any shares to such persons.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 24,928,943 shares of common stock outstanding as of June 30, 2015, and excludes:

•	4,917,619 shares of our common stock issuable upon the exercise of stock options outstanding under our Stock Incentive Plan as of June 30, 2015, at a weighted-average exercise price of $6.36 per share, 1,593,170 of which were exercisable as of that date;
•	4,100,000 shares of our common stock issuable upon the exercise of stock options granted to our Chairman of the Board and senior executive management outside of our Stock Incentive Plan, having an average exercise price of $5.66 per share, 2,500,007 of which were exercisable as of that date;
•	304,003 shares of our common stock reserved for issuance under our Stock Incentive Plan as of June 30, 2015;

•	9,104,837 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2015, at a weighted-average exercise price of $6.24 per share, all of which were exercisable as of that date; and
•	up to 4,994,436 shares of our common stock (which represents 19.99% of our outstanding common stock on the day on which we entered into the Purchase Agreement) which may be issuable by us in connection with the neuroFix Acquisition.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares to cover over-allotments, if any.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our most recent Annual Report on Form 10-K (the “2014 Form 10-K”) and subsequent Quarterly Reports on Form 10-Q and Periodic Reports on Form 8-K. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks related to this offering

The exercise of options and warrants and other issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering will dilute your ownership interests and may adversely affect the future market price of our common stock.

Sales of our common stock in the public market, either by us or by our current stockholders, or the perception that these sales could occur, could cause a decline in the market price of our securities. Nearly all of the shares of our common stock held by those of our current stockholders who are not affiliates may be immediately eligible for resale in the open market either in compliance with an exemption under Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, or pursuant to an effective registration statement. Such sales, along with any other market transactions, could adversely affect the market price of our common stock.

In addition, as of June 30, 2015, there were outstanding options to purchase an aggregate of 9,017,619 shares of our common stock at exercise prices ranging from $2.66 per share to $10.80 per share, of which options to purchase 4,093,177 shares were exercisable as of such date. As of June 30, 2015, there were warrants outstanding to purchase 9,104,837 shares of our common stock, at exercise prices ranging from $2.49 per share to $11.16 per share, with a weighted average exercise price of $6.24 per share, all of which were exercisable as of June 30, 2015. The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. In addition, some of the warrants have anti-dilution protection which will require us to lower the exercise price in the event we sell securities in the future at a price lower than the exercise price, including sales in connection with this offering. Additional dilution may result from the issuance of shares of our common stock in connection with collaborations or manufacturing arrangements or in connection with other financing efforts.

Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised you may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

You will suffer immediate and substantial dilution in the securities you purchase.

The public offering price of $     per share of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding shares immediately after the offering. As a result, investors purchasing securities in the offering will incur immediate and substantial dilution of approximately $     per share of common stock, or approximately     % of the public offering price. Accordingly, existing stockholders will benefit disproportionately from this offering. If we raise additional capital through the sale of equity, including convertible securities, your percentage of ownership will be diluted. You may also experience additional dilution if stock options or warrants to purchase our shares are exercised at less than the offering price. As of June 30, 2015, we have reserved 304,003 shares of our common stock for issuance under our Stock Incentive Plan, 4,917,619 shares of our common stock for issuance upon the exercise of options granted under our Stock Incentive Plan, 4,100,000 shares of our common stock for issuance upon the exercise of options granted outside of our Stock Incentive Plan, 9,104,837 shares of our common stock for issuance upon exercise of outstanding warrants, and up to 4,994,436 shares of our common stock (which represents 19.99% of our outstanding common stock on the day on which we entered into the Purchase Agreement) which may be issuable by us in connection with the neuroFix Acquisition.

We may use the net proceeds from this offering in ways with which you may not agree.

While we currently intend to use the proceeds from this offering for product development activities, including the development of technologies acquired in the neuroFix Acquisition, patent maintenance fees and intellectual property support, licensing and research collaborations and general corporate purposes and working capital, which may include the acquisitions or licensing of complementary technologies, products or businesses and making certain payments in connection with the neuroFix Acquisition, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our shares.

Business-Related Risks

We have also identified certain changes to the business-related risks included in the 2014 Form 10-K. The business-related risks listed below replace and restate the business-related risks included in the 2014 Form 10-K in their entirety:

We are a clinical stage medical technology company and have a history of significant and continued operating losses and a substantial accumulated earnings deficit and we may continue to incur significant losses.

We are a clinical stage medical technology company and since our inception have been focused on research and development and have not generated any substantial revenues. We have incurred net losses of approximately $18.43 million, $17.13 million and $15.07 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, we had stockholders’ equity of approximately $29.66 million. We expect to incur additional operating losses, as well as negative cash flow from operations, for the foreseeable future, as we continue to expand our research and development and commence commercialization of our potential product candidates. Our ability to generate revenues from sales of our potential products will depend on:

•	successful completion of necessary clinical trials which have not advanced beyond Phase 2 stage;
•	regulatory approval;
•	commercialization (through partnership or licensing deals or through internal development) and market acceptance of new technologies and product candidates under development;
•	medical community awareness; and
•	changes in regulation or regulatory policy.

We believe that initial commercialization of any of our product candidates by us or any future strategic partners is not likely before 2018 and could easily take four years or more.

We will need substantial additional capital for the continued development of our product candidates and for our long-term operations.

As of June 30, 2015, our cash and cash equivalents were approximately $22.01 million. We believe our existing cash and cash equivalents should be sufficient to meet our operating and capital requirements through the third quarter of 2016. However, changes in our business, whether or not initiated by us, may affect the rate at which we deplete our cash and cash equivalents. Our present and future capital requirements depend on many factors, including:

•	the level of patient recruitment in our clinical trials, including the planned Phase 2 trial for NFC-1 in the United States and the human TARGTEPO trial in Israel and the United States using the second generation expression cassette of the HDAd viral vector, and the results of the clinical trials;
•	the level of research and development investment required to develop our product candidates, and to maintain and improve the TARGT platform;
•	changes in product development plans needed to address any difficulties that may arise in manufacturing, pre-clinical activities, clinical trials or commercialization;
•	our ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;
•	our success rate in pre-clinical and clinical efforts;
•	costs of recruiting and retaining qualified personnel;
•	time and costs involved in obtaining regulatory approvals; and
•	costs of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights.

We will require significant amounts of additional capital in the future, and such capital may not be available when we need it on terms that we find favorable, if at all. We may seek to raise these funds through public or private equity offerings, debt financings, credit facilities, or partnering or other corporate collaborations and licensing arrangements. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products and technologies, and otherwise respond to competitive pressures could be significantly delayed or limited, and we may need to downsize or halt our operations.

We are still in the process of clinical trials and do not have a commercialized product and may never be able to commercialize our product candidates.

We have completed a human clinical trial with respect to our TARGTEPO microorgans in pre-dialysis patients and are conducting a trial in dialysis patients in Israel with a second generation expression cassette of the HDAd viral vector. Prior to the neuroFix Acquisition, human clinical trials have also been completed by others with respect to NFC-1 in vascular dementia patients not enriched for metabotopic glutamate receptor (mGluR) neuromodulator and in MGluR mutation positive adolescents with ADHD symptoms. Only a small number of research and development programs ultimately result in commercially successful drugs and drug delivery systems. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including:

•	failure to obtain approvals for clinical trials;
•	lack of familiarity of health care providers and patients;
•	low market acceptance as a result of lower demonstrated clinical safety or efficacy compared to other products or other potential disadvantages relative to alternative treatment methods;
•	inability to obtain favorable coverage determinations from health plans and third-party payers;
•	insufficient or unfavorable levels of reimbursement from government or third-party payers;

•	infringement on proprietary rights of others for which we (or our licensees, if any) have not received licenses;
•	incompatibility with other therapeutic products;
•	potential advantages of alternative treatment methods;
•	ineffective marketing and distribution support;
•	lack of cost-effectiveness; or
•	timing of market introduction of competitive products.

If any of these potential problems occur, we may never successfully commercialize our product candidates, including NFC-1, or products based on our TARGT platform. If we are unable to develop commercially viable products, our business, results of operations and financial condition will be materially and adversely affected.

Our product candidates are still being developed and have not been tested on a large patient population, and, therefore, we do not know all of the possible adverse events and may not be able to commercialize our product candidates as planned.

Our product candidates have not been tested on a large number of patients, and are still in an early stage of development. While we have attained positive results in our early stages of development and early clinical trials, our product candidates are not yet fully developed or proven, and disappointing results and problems could delay or prevent the completion of our development programs and commercialization of our product candidates.

Our previous safety tests and results obtained in previous clinical trials of our product candidates may not be representative of either a larger multi-centric test or the commercial version of the technology in the general population. Specifically, the Phase 1b clinical trial for NFC-1 completed prior to our consummation of the neuroFix Acquisition was conducted on a single-blinded basis and may have been subject to bias and such results may not be replicated in a double-blinded clinical trial. In addition, the full impact of our product candidates, and their many possible variations, on the body is, as yet, unknown. For instance, although no SAEs attributed to the TARGT platform were found to date in our TARGTEPO clinical trials, the possibility cannot be ruled out that treatment-related SAEs might be borne out by further trials, and if so, this could have serious implications on the viability of the technology and our business.

Treatment-related adverse events or complications in clinical trials, or post-approval, could result in limitations on the use of our product candidates and may also result in financial claims and losses against us, damage our reputation, and increase our expenses and reduce our assets. In addition, our product candidates may not gain commercial acceptance or ever be commercialized.

We are currently completely dependent upon the successful development of our lead product candidate, NFC-1, and the TARGT platform. If we fail to successfully complete their development and commercialization or enter into licensing or partnership agreements, we will not generate operating revenues.

All of our efforts are currently focused on the development of NFC-1 and our TARGT platform. There is no guarantee that we will succeed in developing NFC-1 or products based on our TARGT platform. If we or any partner(s) or collaborator(s) that we may enter into a relationship with are unable to consummate the production of NFC-1 or TARGT microorgans to provide the sustained protein or peptide therapy to treat various chronic diseases in a safe, stable, commercial end-product form, we will be unable to generate any revenues. There is no certainty as to our success, whether within a given time frame or at all. Any delays in our schedule for clinical trials, regulatory approvals or other stages in the development of our technology are likely to cause us additional expense, and may even prevent the successful finalization of any or all of our product candidates. Delays in the timing for development of our technology may also have a material adverse effect on our business, financial condition and results of operations due to the possible absence of financing sources for our operations during such additional periods of time. Although we may pursue other technologies (either developed in-house or acquired), there is no assurance that any other technology will be successfully identified or exploited.

Clinical trials involve lengthy and expensive processes with uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials, which would cause us or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from completed or ongoing clinical trials. We estimate that clinical trials involving NFC-1 and various applications of our TARGT platform will continue for several years; however, such trials may also take significantly longer to complete and may cost more money than we expect. Failure can occur at any stage of testing, and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of our product candidates, including but not limited to:

•	delays in obtaining regulatory approvals to commence a clinical trial;
•	failure or inability to recruit qualified investigators;
•	slower than anticipated patient recruitment and enrollment;
•	negative or inconclusive results from clinical trials;
•	unforeseen safety issues;
•	an inability to monitor patients adequately during or after treatment; and
•	problems with investigator or patient compliance with the trial protocols.

A number of companies in the medical device, biotechnology, and biopharmaceutical industries including those with greater resources and experience than us have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. Despite the successful results reported in early clinical trials regarding NFC-1 and our TARGTEPO microorgans, we do not know whether any clinical trials we or any future clinical partners may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market NFC-1, TARGTEPO microorgans or any other product based on our TARGT platform. If later-stage clinical trials involving NFC-1 or our TARGT platform do not produce favorable results, we may be required to perform additional clinical trials or our ability to obtain regulatory approval may be adversely impacted, either of which may have an adverse material effect on our business, financial condition and the results of our operations.

Potential difficulty with, and delays in, recruiting additional patients for human clinical trials may adversely affect the timing of our clinical trials and our working capital requirements.

Our research and development is highly dependent on timely recruitment of the requisite number and type of patients for our clinical trials. We have previously found it very difficult to recruit such patients and the increased volume and ethnic backgrounds required for future testing may render such testing even more difficult. Such larger studies will likely be based on the use of multicenter, multinational design, which can prove difficult to manage and could result in delays in patient recruitment. In addition, as we pursue development of our product candidates in orphan and rare disease applications, we may find it difficult to find sufficient treatment-naïve patients needed for initial trials, especially within commercially-reasonable geographical regions. Delays in the recruitment of such patients could delay our trials and negatively impact our working capital requirements.

We may not successfully establish and maintain relationships with third-party service providers and collaborators, which could adversely affect our ability to develop our product candidates.

Our ability to commercialize our product candidates is dependent on our ability to reach strategic licensing and other development agreements with appropriate partners, including pharmaceutical companies and biotech firms. If we are unable to successfully negotiate such agreements, we may not be able to continue to develop our product candidates, including NFC-1 and TARGTEPO, without raising significant additional capital for commercialization.

Our core business strategy is to develop our product candidates for use in specific indications and disease markets that we would internally develop and launch. However, we do plan to explore collaborative relationships or strategic partnerships and/or license our product candidates. We may not be able to identify such collaborators and partners on a timely basis and we may not be able to enter into relationships with any future collaborator(s) or partner(s) on terms that are commercially beneficial to us or at all. In addition, such relationships and partnerships may not come to fruition or may not be successful. Our agreements with these third parties may also contain provisions that restrict our ability to develop and test our product candidates or that give third parties rights to control aspects of our product development and clinical programs.

The third-party contractors may not assign as great of a priority to our clinical development programs or pursue them as diligently as we would if we were undertaking such programs directly and, accordingly, may not complete activities on schedule, or may not conduct the studies or our clinical trials in accordance with regulatory requirements or with our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if their performance is substandard, we may be required to replace them.

In addition, conflicts may arise with our collaborators (e.g. those concerning the interpretation of clinical data), the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any conflicts arise with our existing or future collaborators, they may act in their self-interest, which may be adverse to our best interests. The third-party contractors may also have relationships with other commercial entities, some of whom may compete with us. If the third-party contractors work with our competitors, our competitive position may be harmed.

In addition, although we attempt to audit and control the quality of third-party data, we cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated. The failure of third parties to carry out their obligations towards us would materially adversely affect our ability to develop and market product candidates.

Certain difficulties with respect to the development and use of our TARGT platform may adversely affect the timing of our clinical trials, the further development of our technology, our working capital requirements and the likelihood of commercialization of that technology.

We need specific vectors in order to conduct our research and development of our TARGT platform and to create TARGT microorgans to conduct our clinical trials. We currently use only one outside source for the production and delivery of research grade versions of new vectors for developing new products and have begun to develop the production of the necessary vectors internally. Such outside source is highly dependent on the work of a particular individual. Although we have a contract with such source, there is a possibility that the source could discontinue its business or the contract could be terminated, that the particular individual could become unable to work on the production of vectors or that other problems could occur with the timely production and delivery of vectors. We will continue our internal program to make viral vectors as a hedge against a loss of our current source. If we are unable to obtain or produce internally the necessary vectors, our research and development of the TARGT platform for rare and orphan disease targets will be severely delayed. Vectors intended for use in clinical trials must be produced by other vector suppliers who manufacture according to strict requirements of Good Manufacturing Practice (GMP). We have worked with one such GMP vector manufacturer who has supplied the GMP vectors used in our TARGTEPO human clinical trials and we intend to continue to order new GMP vectors when needed from such supplier as well as new supplier as appropriate. There is a possibility that the existing supplier would discontinue its business or that other problems could occur with the timely production and delivery of GMP vectors. If this were to occur, we would need to establish GMP vector production at one or more alternative GMP vector manufacturers. Delays in obtaining the vectors could delay any new TARGT trials. Without the necessary vectors, we would be unable to continue the research and development of our TARGT technology, which would negatively impact our working capital requirements.

The successful adoption of the TARGT platform also relies on our ability to bring about practical, reliable and cost-effective production of TARGT microorgans on a commercial scale and its use in patients in widespread locations. This requires the design, development and commercial scale-up of TARGT manufacturing capability, intended for implementation in regional TARGT processing centers, together with appropriate logistical capabilities to enable local treatment of patients in their communities, in a cost effective and reliable manner. TARGT microorgan processing is intended to be effected using semi-automated processing stations employing sealed cassettes and other single use items for each patient. Although we have experienced initial positive results in processing MOs in individual closed processing chambers that were shipped from Israel at our contract manufacturing organization (CMO) in a GMP-certified facility in California, we or our CMO may not necessarily be able to replicate those results or be able to accommodate greater amounts. Treatment of patients in various locations is dependent upon reliable acquisition of MOs and implantation or ablation of TARGT microorgans by trained local physicians, using appropriate proprietary and nonproprietary devices and products, and upon the transport of microorgans and TARGT microorgans between the TARGT processing centers and local treatment clinics via reliable and cost effective logistical arrangements. It may also be important that the processing center not require highly skilled operators, specialist laboratories or clean rooms. The inability to adequately scale and rollout such technology could damage the cost-effectiveness and therefore one of the anticipated competitive advantages of the TARGT platform.

While our new strategic focus is on rare and orphan diseases, therapeutic proteins and peptides for these diseases have never been produced by the TARGT, and we may not be successful in creating a TARGT microorgan that produces proteins and peptides for the treatment of rare and orphan diseases.

While the TARGT microorgan’s attributes of producing low levels of autologous proteins for an extended period of time would appear to be highly amenable to treating rare and orphan diseases, we have not yet created a TARGT microorgan that addresses a rare or orphan disease and may never overcome the technical hurdles. In addition, we may target rare and orphan diseases that require peptides or proteins with post-translational modifications for efficacy, and we have not yet produced peptides or proteins with post-translational modifications in the TARGT. The production of peptides and/or proteins with post-translational modifications could require us to develop new techniques of protein production from the TARGT microorgan which may delay research and development timelines or may be simply too great to overcome.

We have no marketing experience, sales force or distribution capabilities. If our product candidates are approved, and we are unable to recruit key personnel to perform these functions, we may not be able to successfully commercialize the products.

Although we do not currently have any marketable products, our ability to produce revenues ultimately depends on our ability to sell our product candidates if and when they are approved by the FDA and other regulatory authorities. We currently do not have a marketing and sales staff or distribution capabilities. Developing a marketing and sales force is also time-consuming and could delay the launch of new products or expansion of existing product sales. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our ability to generate revenues will suffer.

Furthermore, even if we enter into marketing and distributing arrangements with third parties, these third parties may not be successful or effective in selling and marketing our product candidates. If we fail to create successful and effective marketing and distribution channels, our ability to generate revenue and achieve our anticipated growth could be adversely affected. If these distributors experience financial or other difficulties, sales of our products could be reduced, and our business, financial condition and results of operations could be harmed.

We are subject to intense government regulation and we may not be able to successfully complete the necessary clinical trials.

Approval for clinical trials depends, among other things, on data obtained from our pre-clinical and clinical activities, including completion of pre-clinical animal and in vitro studies in a timely manner. These pre-clinical and clinical activities must meet stringent quality assurance and compliance requirements. Data obtained from such activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

We currently have limited experience in and resources for conducting the large-scale clinical trials which may hamper our ability to obtain or comply with regulatory approval. The failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, product recalls, withdrawal of product approval, mandatory restrictions and other actions, which could impair our ability to conduct business.

Use of third parties to manufacture our product candidates may increase the risk that we will not have sufficient quantities of our product candidates or such quantities at an acceptable cost, and clinical development and commercialization of our product candidates could be delayed, prevented or impaired.

We do not own or operate manufacturing facilities for production of our product candidates. We lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We currently outsource the manufacturing and packaging of our pre-clinical and clinical product candidates to third parties. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields and quality control, including stability of the product candidate. The occurrence of any of these problems could significantly delay our clinical trials or the commercial availability of our products.

We do not currently have any agreements with third party manufacturers for the long-term commercial supply of any of our product candidates. We may be unable to enter into agreements for commercial supply with third party manufacturers, or may be unable to do so on acceptable terms. Even if we enter into these agreements, the manufacturers of each product candidate will be single source suppliers to us for a significant period of time.

Reliance on third party manufacturers entails risks, to which we would not be subject if we manufactured product candidates or products ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;
•	limitations on supply availability resulting from capacity and scheduling constraints of the third parties;
•	impact on our reputation in the marketplace if manufacturers of our products, once commercialized, fail to meet the demands of our customers;
•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and
•	the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

The failure of any of our contract manufacturers to maintain high manufacturing standards could result in injury or death of clinical trial participants or patients using products. Such failure could also result in product liability claims, product recalls, product seizures or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could seriously harm our business or profitability.

Our contract manufacturers are required to adhere to FDA regulations setting forth GMP. These regulations cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our product candidates and any products that we may commercialize. Our manufacturers may not be able to comply with GMP regulations or similar regulatory requirements outside the United States. Our failure or the failure of our third party manufacturers, to comply with applicable regulations could significantly and adversely affect regulatory approval and supplies of our product candidates.

Our product candidates and any products that we may develop or acquire may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under GMP regulations and that are both capable of manufacturing for us and willing to do so. If the third parties that we engage to manufacture products for our pre-clinical tests and clinical trials should cease to continue to do so for any reason, we likely would experience delays in advancing these trials while we identify and qualify replacement suppliers and we may be unable to obtain replacement supplies on terms that are favorable to us. Later relocation to another manufacturer will also require notification, review and other regulatory approvals from the FDA and other regulators and will subject our production to further cost and instability in the availability of our product candidates. In addition, if we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that obtain regulatory approval on a timely and competitive basis.

The FDA and other health authorities will regulate our product candidates and we may never receive regulatory approval to market and sell our product candidates.

Our product candidates will require regulatory approvals prior to sale. In particular, our product candidates are subject to stringent approval processes, prior to commercial marketing, by the FDA and by comparable agencies in all countries where we operate and desire to introduce our product candidates, whether sold via a strategic partner or directly by us. These requirements range from efficacy and safety assessments in Phase 3 clinical trials to long-term follow-up assessments on treated patients in clinical trials for product approval for sale. The process of obtaining FDA and corresponding foreign approvals is costly and time-consuming, and we cannot assure that such approvals will be granted. Also, the regulations we are subject to change frequently and such changes could cause delays in the development of our product candidates.

It typically takes a company several years or longer to satisfy the substantial requirements imposed by the FDA and comparable agencies in other countries for the introduction of therapeutic pharmaceutical and biological products. Pharmaceutical or biological products must be registered in accordance with applicable law before they can be manufactured, marketed and distributed. This registration must include medical data proving the product’s safety, efficacy and clinical testing. Also included in product registration should be references to medical publications and information about the production methods and quality control.

To obtain regulatory approvals in the United States, we or a collaborator must ultimately demonstrate to the satisfaction of the FDA that our product candidates are sufficiently safe and effective for their proposed administration to humans. Many factors, both known and unknown, can adversely impact clinical trials and the ability to evaluate a product candidate’s safety and efficacy, including:

•	FDA or other health regulatory authorities or instructional review boards decision(s) not to approve a clinical trial protocol or place a clinical trial on hold;
•	suitable patients not enrolling in a clinical trial in sufficient numbers or at the expected rate, for reasons such as the size of the prospective patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the perceptions of investigators and patients regarding safety, and the availability of other treatment options;
•	clinical trial data being adversely affected by trial conduct or patient withdrawal prior to completion of the trial;
•	competition with ongoing clinical trials and scheduling conflicts with participating clinicians;
•	patients experience adverse events, including treatment-related adverse events of our drug candidates, for a variety of reasons that may or may not be related to our product candidates, including the advanced stage of their disease and other medical problems;
•	patients in the placebo or untreated control group exhibiting greater than expected improvements or fewer than expected adverse events;
•	third-party clinical investigators not performing the clinical trials on the anticipated schedule or consistently with the clinical trial protocol and good clinical practices, or other third-party organizations not performing data collection and analysis in a timely or accurate manner;
•	service providers, collaborators or co-sponsors not adequately performing their obligations in relation to the clinical trial or cause the trial to be delayed or terminated;

•	being unable to obtain a sufficient supply of manufactured clinical trial materials;
•	regulatory inspections of manufacturing facilities requiring us or a co-sponsor to undertake corrective action or suspend the clinical trials;
•	interim results of the clinical trial being inconclusive or negative;
•	clinical trial, although approved and completed, generating data that are not considered by the FDA or others to be sufficient to demonstrate safety and efficacy;
•	clinical trials, although approved and completed outside the United States, not considered by the FDA or others outside the jurisdiction hosting such clinical trials to be sufficient to demonstrate safety and efficacy; and
•	changes in governmental regulations or administrative actions affecting the conduct of the clinical trial or the interpretation of its results.

There can be no assurance that our clinical trials will in fact demonstrate, to the satisfaction of the FDA and others, that our product candidates are sufficiently safe or effective. The FDA or we may also restrict or suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks.

Delays in obtaining such clearances and/or changes in existing requirements could have a material adverse effect on our company by making it difficult to advance product candidates or by reducing or eliminating their potential or perceived value and, therefore, our ability to conduct our business as currently planned could materially suffer. Failure to obtain required regulatory approvals could require us to delay, curtail or cease our operations. Even if we invest the necessary time, money and resources required to advance through the FDA approval process, there is no guarantee that we will receive FDA approval of our product candidates.

Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;
•	repairs, replacements, refunds, recalls, or seizures of our products;
•	operating restrictions, partial suspension, or total shutdown of production;
•	refusing our requests for regulatory clearance or premarket approval of new products, new intended uses, or modifications to existing products;
•	withdrawing regulatory clearance or premarket approvals that have already been granted; and
•	criminal prosecution.

If any of these events were to occur, it could adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review and if we fail to comply with continuing regulations, we could lose those approvals and our business, financial condition and results of operations would be seriously harmed.

Even if our product candidates receive initial regulatory approval or clearance for specific therapeutic applications, we will still be subject to ongoing reporting obligations, and such product and the related manufacturing operations will be subject to continuing regulatory review, including FDA inspections. This ongoing review may result in the withdrawal of our product from the market, the interruption of manufacturing operations and/or the imposition of labeling and/or marketing limitations related to specific applications of our product. Since many more patients will be exposed to our product candidates following their marketing approval, serious but infrequent adverse events that were not observed in clinical trials may be observed during the commercial marketing of such product. In addition, the manufacturer(s) and the manufacturing facilities that we will use to produce our product candidates will be subject to periodic review and inspection by the FDA and other similar foreign regulators. Late discovery of previously unknown problems with any product, manufacturer or manufacturing process, or failure to comply with regulatory requirements, may result in actions, such as:

•	restrictions on such product, manufacturer or manufacturing process;
•	warning letters from the FDA or other regulatory authorities;
•	withdrawal of the product from the market;
•	suspension or withdrawal of regulatory approvals;
•	refusal by such regulator to approve pending applications or supplements to approved applications that we or our licensees (if any) submit;
•	voluntary or mandatory recall;
•	fines;
•	refusal to permit the import or export of our product;
•	product seizures or detentions;
•	injunctions or the imposition of civil or criminal penalties; and
•	adverse publicity.

In addition, from time to time, legislation is drafted and introduced in the United States that could significantly change the statutory provisions governing any regulatory clearance or approval that we receive from the U.S. regulatory authorities. FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our product. We cannot predict what these changes will be, how or when they will occur or what effect they will have on the regulation of our product. If we, or our licensees, suppliers, collaborative research partners or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, we may lose marketing approval for any of the therapeutic applications of our product (to the extent that such applications are initially approved), resulting in decreased or lost revenue from milestones, product rental or usage fees, or royalties.

Even if approved by the necessary regulatory authorities, our product candidates may not gain market acceptance.

The development of a market for new technology or product is affected by numerous factors, many of which are beyond our control. There can be no assurance the any of our product candidates will gain acceptance within the markets at which they are targeted. Further, the internal structure for medical service provision varies considerably from territory to territory throughout the world and may be, in some cases, subject to public sector procurement processes, which could delay penetration of this market by our product candidates. If the market does not accept our product candidates, when and if we are able to commercialize them, then we may never become profitable. Factors that could delay, inhibit or prevent market acceptance of our product candidates may include:

•	timing and receipt of marketing approvals;
•	safety and efficacy of the products;
•	patient reluctance to undergo the harvest and TARGT implantation procedure or physician reluctance or inability to perform the harvest and TARGT implantation procedure;
•	emergence of equivalent or superior products;
•	cost-effectiveness of products;
•	findings by health plans or third-party payers that the product candidates are not reasonable and necessary, or are subject to additional prerequisites for coverage;

•	decisions by health plans not to cover our products if they conclude that they are experimental or investigational; and
•	ineffective marketing.

Our success is first and foremost reliant upon there being a demand for our technology or product by patients, payers, and in the case of TARGTEPO, potential strategic partners. We and potential partners will need to establish and manage reliable and cost effective production capabilities on a large scale. There is risk that such facilities may not be successfully established, may not meet their performance requirements or cost targets, or in other ways fail to deliver the requisite level of reliable and cost-effective TARGT microorgans for clinical use. In addition, sales will rely upon demand for our products, which in turn is dependent upon patient and doctor and other medical practitioner perceptions as to safety, reliability and efficacy of our product candidates. Although our product candidates will be subject to extensive testing, there can be no assurance that consumers will ultimately accept them relating to safety or efficacy.

Our efforts to comply with federal and state fraud and abuse laws could be costly, and, if we are unable to fully comply with such laws, we could face substantial penalties.

We are subject to extensive federal and state healthcare fraud and abuse laws and regulations, including, but not limited to, the following:

•	federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs, such as Medicare and Medicaid;
•	federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;
•	federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which creates federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program and which also imposes certain obligations on entities with respect to the privacy, security and transmission of individually identifiable health information;
•	federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;
•	federal Foreign Corrupt Practices Act (FCPA), which prohibits, among other things, making payments to foreign officials of any country outside of the United States for the purpose of obtaining or retaining business; and
•	state laws analogous to each of the above federal laws, such as state anti-kickback and false claims laws (some of which may apply to healthcare items or services reimbursed by any third-party payer, including commercial insurers), as well as certain state laws that require pharmaceutical and medical device companies to comply with industry voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

If our past or present operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third-party payer programs such as Medicare and Medicaid and/or the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we may do business are found to be non-compliant with applicable laws, they may be subject to criminal, civil or administrative sanctions including exclusions from government-funded health care programs, which could also negatively impact our operations. Our ongoing efforts to comply with these laws may be costly, and our failure to comply with these laws could have a material adverse effect on our business, financial condition and results of operations. The risk of our being found in violation of these laws is increased by the fact that many of them have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

If any of our key employees discontinue his or her services with us, our efforts to develop our business may be delayed.

Our success will depend on the retention of our directors and other current and future members of our management and technical team, including Michael F. Cola, our President and Chief Executive Officer, John H. Leaman, our Chief Financial Officer, and Garry A. Neil, our Chief Scientific Officer, and on our ability to continue to attract and retain highly skilled and qualified personnel. There can be no assurance that we will retain the services of any of our directors, officers or employees, or attract or retain additional senior managers or skilled employees. Furthermore, we do not carry key man insurance with respect to any of such individuals.

Our lead product candidates, including NFC-1, and the TARGT platform, are still in development and are dependent on further development and testing to reach commercial production. We currently employ a small number of key personnel including top managers, scientists, engineers and clinical experts who are important to developing NFC-1 and the TARGT platform and have a high level of accumulated knowledge which would be lost if they left our company. If these employees leave our company or otherwise are unable to provide services, there could be significant implications on the timing and cost of future development of the technology. Because competition for qualified personnel in our industry is intense, we may be unable to timely find suitable replacements with the necessary scientific expertise. We cannot assure you that our efforts to attract or retain such personnel will be successful.

If we are not able to obtain and maintain adequate patent protection for our product candidates, we may be unable to prevent our competitors from using our technology.

Our ability to commercialize the TARGT platform, NFC-1 or our other product candidates, will depend, in part, on our ability, both in the United States and in other countries, to obtain patents, enforce those patents, preserve trade secrets and operate without infringing the proprietary rights of third parties. Our existing owned patent and patent application portfolio directed to TARGT platform, including TARGTEPO, currently contains 61 issued patents, and 39 pending and allowed patent applications. We have also licensed certain intellectual property in connection with NFC-1. Applications for patents and other intellectual property rights capable of being registered have been, and will be, filed in certain key jurisdictions. We may not successfully obtain patents in the countries in which patent applications have been or will be filed, and we may not develop other patentable products or processes. In addition, any future patents may not prevent other persons or companies from developing similar or medically equivalent products and other persons or companies may be issued patents that may prevent the sale of our products or that will require us to license or pay significant fees or royalties. Furthermore, our own issued and in-licensed patents may not be valid or enforceable, or be able to provide our company with meaningful protection. Patent litigation is costly and time-consuming and there can be no assurance that we will have, or will be able to devote, sufficient resources to pursue such litigation. In addition, potentially unfavorable outcomes in such proceedings could limit our intellectual property rights and activities and have an adverse effect on our business.

We cannot be certain that any of our patent applications, or those of our licensors, will result in issued patents. In addition, because the patent positions of biopharmaceutical companies are highly uncertain and involve complex legal and factual questions, the patents we own and license, or any further patents we may own or license, may not prevent other companies from developing similar or therapeutically equivalent products. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without legally infringing our patents. In recent years, several companies have been extremely aggressive in challenging patents covering pharmaceutical products, and the challenges have often been successful. We cannot be assured that our patents will not be challenged by third parties or that we will be successful in any defense we undertake. Failure to successfully defend a patent challenge could materially and adversely affect our business.

In addition, changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent defense and enforcement.

We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect our proprietary information by requiring our employees, consultants, contractors, outside scientific collaborators and other advisors to execute non-disclosure and confidentiality agreements and our employees to execute assignment of invention agreements to us on commencement of their employment. Agreements with our employees aim to prevent employees from bringing any proprietary rights of third parties to us. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials. However, if our employees, consultants, contractors, outside scientific collaborators or other advisors breach their confidentiality or other obligations to us, we may not be able to successfully or effectively prevent such breach and we could be adversely impacted if the protection of our trade secrets or other intellectual property is compromised.

Even if our product candidates and the methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Our and our licensors’ ability to obtain patents can be highly uncertain and involve complex and in some cases unsettled legal issues and factual questions.

Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. Therefore, if the issuance to us or our licensors, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims in, or the written description or enablement in, a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited.

Unauthorized parties may try to copy aspects of our product candidates and technologies or obtain and use information we consider proprietary. Policing the unauthorized use of our proprietary rights is difficult. We cannot guarantee that no harm or threat will be made to our or our collaborators’ intellectual property. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may also adversely affect the scope of our patent protection and our competitive situation. Further, we may not have sufficient rights under our license agreements with collaborators to enforce the intellectual property licensed to us against third-party infringers.

These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also impact our collaborators, which would also impact the success of the collaboration and therefore us.

Under certain of our in-licensed patents, our relevant counterpart is responsible for maintaining, controlling or enforcing the licensed intellectual property portfolio. Thus, we cannot ensure that the license rights will be adequately maintained, controlled or enforced by our relevant counterparts.

There is certain subject matter that is patent eligible in the United States but not generally patent eligible outside of the United States and vice versa. Differences in what constitutes patent eligible subject matter in various countries may limit the protection we can obtain in the United States and outside of the United States.

As we develop our product candidates, we may need to obtain licenses to protect our rights to make and use our technology. There is no assurance that we will obtain licenses for such technology or would be able to obtain licenses to any third party intellectual property on commercially reasonable terms.

Third parties may bring patent infringement or other intellectual property claims against us, which would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product candidate that is the subject of the suit. Additionally, if it is determined that our product candidates infringe third-party patents or other intellectual property rights, there can be no assurance that we can successfully develop non-infringing alternatives on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. A significant intellectual property impediment to our ability to develop and commercialize our product candidates could materially adversely affect our business prospects.

Even if patents are issued to us or our licensors covering embodiments of our product candidates, devices, or methods of using them, those patents can be challenged by our competitors or other third parties who can argue such patents are invalid or unenforceable, dispute the ownership of the patents, or that the claims of the issued patents should be limited or narrowly construed, which may place our company in a position without meaningful patent rights. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without legally infringing our patent claims.

We cannot assure you that third parties cannot and will not design around our patents and develop similar products or that we will be successful in enforcing our patents on such design around products. In particular, the biosimilars pathway created under the Biologics Price Competition and Innovation Act (BPCIA) may allow for another manufacturer to develop a non-patent infringing product using data from our own clinical trials. Prior to the enactment of BPCIA, information in approved Biologic License Applications (BLAs) could not be relied upon by other manufacturers to establish the safety and efficacy of their products for which they were seeking FDA approval. Accordingly, if the TARGT platform were approved under a BLA, other manufacturers potentially could develop and seek FDA approval of “biosimilar” products at some point in the future.

The sale of any product may be reliant on licenses from third parties, and any loss of these rights would adversely affect our business.

As indicated above, we currently have licenses to certain third party intellectual property, and therefore we do not own all of the intellectual property upon which NFC-1 or a TARGT-based product may be made, used, or sold.

Our business is dependent on proprietary rights that may be difficult to protect and such dependence could affect our ability to effectively compete.

In addition to our patents, we also rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position especially where we do not believe that patent protection is appropriate or obtainable. However, others, including our competitors, may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. We take precautionary measures to protect our proprietary rights and information, including the use of confidentiality agreements with employees and consultants, and those with whom we have academic and commercial relationships. However, we may not have such agreements in place with all such parties and, in spite of the measures, there can still be no guarantee that agreements will not be violated or that there will be an adequate remedy available for a violation of an agreement. Any of these events could prevent us from developing or commercializing our product candidates. Trade secrets are by nature difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and/or know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

In addition, third parties may have trademarks or pending applications on our contemplated marks, similar marks, or in confusingly similar fields of use (or may be using our contemplated marks or similar marks). We may have to change our use of certain marks which could have an adverse impact on our business and may require us to spend additional funds to develop new marks. We anticipate that we will spend both time and management resources to develop and file trademark applications in the future.

We are subject to intense competition from companies with greater resources and more mature products, which may result in our competitors developing or commercializing products before or more successfully than us.

While we believe our product candidates and TARGT platform have significant advantages, there are a number of well-established and substantial companies engaged in the development, production, marketing, sale and distribution of products that are potentially competitive with our product candidates or the TARGT platform in general. Many of these companies are more experienced than our company is and represent significant competition. It is also possible that other parties have in development products substantially similar to or with properties that are more efficacious, less invasive and more cost effectively delivered than our product candidates or the TARGT platform in general. The success of our competitors in developing, bringing to market, distributing and selling their products could negatively affect our result of operations and/or general acceptance of our product candidates.

We face risks related to the general economic conditions that may adversely affect our business.

In general, our operating results can be significantly and adversely affected by negative economic conditions, high labor, material and commodity costs, and unforeseen changes in demand for our potential products. These conditions have resulted and could continue to result in slower adoption of new technologies and cost containment efforts by governments and other payers for healthcare research and development, products and services.

The grants we received from the Israeli Office of the Chief Scientist place certain restrictions on us.

Through our wholly owned Israeli subsidiary, we have received an aggregate of $12.27 million in grants from the Israeli Office of the Chief Scientist (OCS). The grant agreements require repayment of the grants provided to us through the payment of royalties out of income generated by our Israeli subsidiary. Pursuant to the Israeli Encouragement of Industrial Research and Development Law, certain limitations will apply to the change of control of the grant recipient and the financing, mortgaging, production, exportation, licensing and transfer or sale of its technology and intellectual property to third parties, which will require the OCS’s prior consent and, in case such a third party is outside of Israel, extended royalties and/or other fees. This could have a material adverse effect on and significant cash flow consequences to our company if, and when, any technologies, intellectual property or manufacturing rights are exported, transferred or licensed to third parties outside Israel. If the OCS does not wish to give its consent in any required situation or transaction, we would need to negotiate a resolution with the OCS. In any event, such a transaction, assuming the OCS approved it, would involve monetary payments, such as royalties or fees, of not less than the applicable funding received from the OCS plus interest and, in aggregate, not to exceed six times the applicable funding received from the OCS.

Health care policy changes, including U.S. health care reform legislation signed in 2010, may have a material adverse effect on us.

Health care reform is often a subject of attention in governments that are trying to control health care expenditures. Health care reform proposals have been the subject of much debate in the U.S. Congress and some state legislatures, as well as in other countries. There is no assurance that legislation or underlying rules and guidelines resulting in adverse effects on our company or our product candidates will not be adopted in a country in which we intend to operate and/or upon the distribution of our product candidates in the United States.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (ACA) and the Health Care and Education Reconciliation Act of 2010. The legislation imposes significant new taxes on medical device makers in the form of a 2.3% excise tax on all U.S. medical device sales that began January 1, 2013. Under the law, the total cost to the medical device industry from the tax is expected to be approximately $29 billion over ten years. This significant increase in the tax burden on our industry could have a material, negative impact on our results of operations and our cash flows, especially if any of our product candidates were determined to be a medical device. Other elements of this legislation, such as comparative effectiveness research, an independent payment advisory board, payment system reforms, including shared savings pilots, and other provisions, could meaningfully change the way health care is developed and delivered, and may materially impact numerous aspects of our business.

Reimbursement policies of third-party payers may negatively affect the acceptance of our product candidates by subjecting the product candidates to sales and pharmaceutical pricing controls.

Third-party payers (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of our product candidates by regulating the level of reimbursement provided to the physicians and clinics utilizing our product candidates or by refusing reimbursement. If reimbursement under these programs, or if the amount of time to secure reimbursement is too long, our ability to market our technology and product candidates may be adversely and materially affected. In international markets, reimbursement by private third-party medical insurance providers, including government insurers and independent providers, varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third-party government reimbursement. Pharmaceutical pricing is also subject to regulation in Israel as well as other countries within which we may wish to distribute our product candidates.

The ACA reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. Further, the Budget Control Act enacted in August 2011 committed the U.S. federal government to significantly reduce the federal deficit over ten years. In addition to placing caps on discretionary spending through 2021, the Budget Control Act also established a budget sequestration that calls for automatic spending cuts over a nine-year period. Across-the-board spending cuts went into effect on March 1, 2013, and Medicare spending cuts that reduce Part A and Part B payments by 2% went into effect on April 1, 2013. Further, the Bipartisan Budget Act of 2013, passed in December 2013, extends the sequestration automatic Medicare spending cuts to 2023 from 2021. Although we cannot predict the full effect on our business of the implementation of existing legislation such as the ACA and the Budget Control Act, or the enactment of additional legislation, we believe that legislation or regulation that reduces reimbursement for our products could adversely affect how much or under what circumstances health care providers will prescribe or administer our products. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

We may experience product liability claims, which could adversely affect our business and financial condition.

We may become subject to product liability claims. We have not experienced any product liability claims to date; however, the production at commercial scale, distribution, sale and support of our product candidates may entail the risk of such claims, which is likely to be substantial in light of the use of our product candidates in the treatment of medical conditions. We carry product liability insurance coverage in connection with the clinical trials of our product candidates. Our insurance provides $5.00 million in coverage, subject to a $5,000 deductible. Our insurance must be renewed annually at a current cost of $22,000 per year to cover current and planned trials in Israel. If we are unable to obtain a renewal or if we suffer a successful product liability claim in excess of our insurance coverage, such claim could result in significant monetary liability and could have a material adverse impact on our business, operations, financial position and/or reputation.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our results of operation could be harmed.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. We continuously monitor our existing internal controls over financial reporting systems to confirm that they are compliant with Section 404, and we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed by the Sarbanes-Oxley Act. This process may divert internal resources and will take a significant amount of time and effort to complete.

If at any time it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as increased independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, which could result in our being unable to obtain an unqualified report on internal controls from our independent auditors. Failure to maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, divert management’s attention from operating our business which could have a material adverse effect on our business.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, as well as new regulations promulgated by the SEC and rules promulgated by the national securities exchanges, including the NYSE MKT. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could have a material adverse effect on our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we may incur additional expenses to comply with standards set by regulatory authorities or governing bodies which would have a material adverse effect on our business, financial condition and results of operations.

Security breaches and other disruptions to our information technology infrastructure could interfere with our operations or clinical trials, compromise information belonging to us and our suppliers and expose us to liability, which could adversely impact our business and reputation.

In the ordinary course of business, we rely on information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including the conduct of our clinical trials. Additionally, we collect and store sensitive data, including proprietary business information. Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Any such event could result in legal claims or proceedings, liability or penalties under privacy laws, disruption in operations and damage to our reputation, which could adversely affect our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected further revenues, operations and expenditures and projected cash needs. These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	the success of our clinical trials through all phases of clinical development;
•	any delays in regulatory review and approval of product candidates in clinical development;
•	our ability to commercialize our product candidates;
•	market acceptance of our product candidates;
•	competition from existing products or new products that may emerge;
•	regulatory difficulties relating to products that have already received regulatory approval;
•	potential product liability claims;
•	our dependency on third-party manufacturers to supply or manufacture our products;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	our ability and third parties’ abilities to protect intellectual property rights;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth; and
•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus supplement and the accompanying prospectus, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering, together with the documents incorporated by reference in this prospectus, including the documents filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $     million, or approximately $     million if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discount and commissions and estimated offering expenses payable by us.

The principal purposes for this offering are to fund product development activities, including the development of technologies acquired in the neuroFix Acquisition, patent maintenance fees and intellectual property support, licensing and research collaborations and general corporate purposes and working capital, which may include the acquisitions or licensing of complementary technologies, products or businesses.

As described above under “Our Company; neuroFix Acquisition,” on September 9, 2015, we acquired all of the equity interests of neuroFix, the developer of NFC-1. Under the terms of the Purchase Agreement, upon the earlier to occur of (a) the completion of a firm underwritten or registered direct offering of our common stock with proceeds to us, net of underwriters’ fees and expenses, of at least $35.00 million, which we refer to as the Early Corporate Milestone Payment and (ii) March 31, 2016, we will be required to make a payment of $6.00 million to CHOP and Legacy Corp., which we refer to as the Corporate Milestone Payment. The payment will be payable as $1.20 million in cash to CHOP, $1.60 million in cash to Legacy Corp. and $3.20 million of our common stock to Legacy Corp. We intend to use $2.80 million of the net proceeds from the sale of the common stock in this offering to satisfy the cash portion of Corporate Milestone Payment whether this offering triggers the Early Corporate Milestone Payment or not.

We have no other current plans, agreements or commitments for any material acquisitions or licenses of any technologies, products or businesses, although we continue to evaluate opportunities for the acquisition or licensing of strategic assets.

The expected use of net proceeds of this offering represents our intentions based on our current plans and business conditions. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade securities.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2015 on a historical basis and as adjusted to give effect to this offering and the application of the estimated net proceeds of this offering as described under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the consolidated financial statements and notes thereto included in our quarterly report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2015
U.S. dollars in thousands	Actual	Adjusted
	(unaudited)
Cash and cash equivalents and cash investments	$22,012
Liability in respect of warrants	$826
Stockholders’ equity
Common Stock – $0.0001 par value; 100,000,000 shares authorized; 24,937,443 shares issued and 24,928,943 outstanding at June 30, 2015; shares issued and outstanding as adjusted	3
Additional paid-in capital	136,133
Accumulated deficit	(115,146)
Total Stockholders’ equity	20,990

The above table excludes:

•	4,917,619 shares of our common stock issuable upon the exercise of stock options outstanding under our Stock Incentive Plan as of June 30, 2015, at a weighted-average exercise price of $6.36 per share, 1,593,170 of which were exercisable as of that date;
•	4,100,000 shares of our common stock issuable upon the exercise of stock options granted to our Chairman of the Board and senior executive management outside of our Stock Incentive Plan, having an average exercise price of $5.66 per share, 2,500,007 of which were exercisable as of that date;
•	304,003 shares of our common stock reserved for issuance under our Stock Incentive Plan as of June 30, 2015;
•	9,104,837 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2015, at a weighted-average exercise price of $6.24 per share, all of which were exercisable as of that date; and
•	Up to 4,994,436 shares of our common stock (which represents 19.99% of our outstanding common stock on the day on which we entered into the Purchase Agreement) which may be issuable by us in connection with the neuroFix Acquisition.

DILUTION

Purchasers of common stock in this offering will experience immediate dilution to the extent of the difference between the public offering price per share of common stock, and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of June 30, 2015 was approximately $20.99 million, or $0.84 per share of common stock. Net tangible book value per share is determined by dividing the net of total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding as of June 30, 2015. After giving effect to the sale by us of    shares of common stock at the public offering price of $    per share of common stock and after deducting the underwriting discount and commissions and estimated offering expenses, our net tangible book value as of June 30, 2015 would have been approximately $    million, or $    per share of common stock. This represents an immediate increase in net tangible book value of $    per share to our existing stockholders and an immediate dilution of $    per share of common stock issued to the new investors purchasing securities in this offering.

The following table illustrates this per share dilution:

Public offering price per share of common stock			$
Net tangible book value per share as of June 30, 2015		$0.84
Increase per share attributable to new investors	$
Net tangible book value per share after this offering			$
Dilution per share to new investors			$

If the underwriters exercise their option in full to purchase      additional shares of common stock in this offering at the public offering price of $      per share, the net tangible book value per share after the offering would be $     per share, the increase in the net tangible book value per share to existing stockholders would be $      per share and the dilution to new investors purchasing securities in this offering would be $     per share.

The above table excludes:

•	4,917,619 shares of our common stock issuable upon the exercise of stock options outstanding under our Stock Incentive Plan as of June 30, 2015, at a weighted-average exercise price of $6.36 per share 1,593,170, of which were exercisable as of that date;
•	4,100,000 shares of our common stock issuable upon the exercise of stock options granted to our Chairman of the Board and senior executive management outside of our Stock Incentive Plan, having an average exercise price of $5.66 per share, 2,500,007 of which were exercisable as of that date;
•	304,003 shares of our common stock reserved for issuance under our Stock Incentive Plan as of June 30, 2015;
•	9,104,837 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2015, at a weighted-average exercise price of $6.24 per share, all of which were exercisable as of that date; and
•	Up to 4,994,436 shares of our common stock (which represents 19.99% of our outstanding common stock on the day on which we entered into the Purchase Agreement) which may be issuable by us in connection with the neuroFix Acquisition.

To the extent that options or warrants are exercised, new options are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through Piper Jaffray & Co. as the sole book-running manager of this offering. Subject to the terms and conditions of the purchase agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares of common stock shown opposite each underwriter’s name below.

Underwriters	Number of Shares
Piper Jaffray & Co.
JMP Securities LLC
Needham & Company, LLC
Total

Certain members of our board of directors and management have indicated an interest in purchasing shares of common stock in this offering. However, because indications of interest are not binding agreements or commitments to purchase, such persons may determine to purchase fewer shares than they have indicated an interest in purchasing or may determine not to purchase any shares in this offering. In addition, the underwriters could determine to sell fewer shares to such persons than they have indicated an interest in purchasing or could determine not to sell any shares to such persons.

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares, other than those shares covered by the option to purchase additional shares of our common stock described below.

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at the same prices less a concession not in excess of $     per share of common stock. After the offering, these figures may be changed by the underwriters.

The underwriters have advised us that they currently intend to make a market in the common stock. However, the underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the common stock.

We have granted to the underwriters an option to purchase up to an additional      shares of common stock from us at the same price to the public as set forth on the cover page of this prospectus supplement. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus supplement.

The following table shows the per share underwriting discounts and commissions and the total underwriting discounts and commissions to be paid to the underwriters in connection with this offering.

	Per Share	Total
		Without Over-allotment	With Over-allotment
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds to us, before expenses	$	$	$

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $    . Pursuant to the terms of the purchase agreement, we have also agreed to reimburse the underwriters for expenses, including reasonable fees and disbursements of counsel, relating to this offering of up to $100,000, which amount is included in the above total and shall not be increased without our prior written consent.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending, or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, from entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, or making any demand for, or exercising any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock, or making any public announcement of the intention to do any of the foregoing, for a period of at least 90 days following the date of the purchase agreement without the prior written consent of the underwriters. The lock-up agreements do not prohibit our directors and executive officers from transferring shares of our common stock for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, participating in any exchange of “underwater” options with us, acquiring or exercising stock options issued pursuant to our existing stock option plans, or entering into plans that satisfy the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, provided that no sales are made under such plans during the lock-up period.

The lock-up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us from selling shares to the underwriters pursuant to the purchase agreement, or prevent us from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. In addition, the Company is permitted to issue shares of its common stock to Legacy Corp. pursuant to the terms of the Purchase Agreement.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, if, within three days of that issuance or occurrence, either underwriter publishes or otherwise distributes a research report or makes a public appearance concerning us, unless the underwriters waive the extension in writing and except to extent that our securities are “actively traded securities” within the meaning of Rule 101(c)(1) of Regulation M of the Exchange Act, and we other satisfy the requirements set forth in Rule 139 of the Securities Act that would permit the underwriters to publish issuer-specific research reports pursuant to Rule 139 of the Securities Act.

Our shares are quoted on the NYSE MKT under the symbol “MDGN.”

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than we have sold to it. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

The underwriters may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NYSE MKT limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement in electronic format may be made available on websites maintained by the underwriters, and the underwriters may distribute the prospectus supplement electronically.

From time to time in the ordinary course of their respective businesses, the underwriters and certain of its affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pepper Hamilton LLP. In connection with this offering, Dechert LLP, New York, New York advised the underwriters with respect to certain United States securities law matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus.

We are incorporating by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on February 13, 2015);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (filed on April 20, 2015);
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (filed on August 10, 2015);
•	our Current Reports on Form 8-K filed with the SEC on April 17, 2015 (except Item 2.02, Item 7.01 and Exhibits 99.1 and 99.2), June 10, 2015 (except item 7.01 and Exhibit 99.1), September 9, 2015 (except item 7.01 and Exhibits 99.1 and 99.2), and September 30, 2015; and
•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 24, 2011.

All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents, except that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other document subsequently filed with the SEC which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at Medgenics, Inc., 435 Devon Park Drive, Building 700, Wayne, PA 19087, telephone number (610) 254-4201.

Prospectus

$150,000,000

MEDGENICS, INC.

Common Stock
Warrants
Rights
Units

This prospectus relates to common stock, warrants, rights and units that we may sell from time to time in one or more offerings up to a total public offering price of $150,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any dealers, agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our common stock is listed on the NYSE MKT (formerly the NYSE Amex) under the symbol “MDGN” and on the AIM Market, operated by the London Stock Exchange, plc, under the symbols “MEDG” and “MEDU.” The applicable prospectus supplement will contain information as to other listings, if any, on the NYSE MKT or other securities exchange of the securities covered by the applicable prospectus supplement. We also currently have a series of warrants listed on the NYSE MKT under the symbol “MDGN.WS,” although any warrants offered by this prospectus may or may not be listed on the NYSE MKT or other securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2012

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front of the document, and you should not assume that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all the securities sold under this prospectus will not exceed $150,000,000. This prospectus provides you with a general description of the securities we may offer.

Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents by Reference,” before buying any of the securities being offered.

Unless the context provides otherwise, all references in this prospectus to “Medgenics,” “we,” “us,” “our,” or similar terms, refer to Medgenics, Inc. and its wholly owned Israeli subsidiary, Medgenics Medical (Israel) Limited.

We use BiopumpTM, EPODURETM, INFRADURETM, HEMODURETM, DermaVacTM and the Medgenics logo as service marks in the United States and elsewhere. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding business strategy, expectations and plans, our objectives for future operations, including product development, and our future financial position. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements.

We base these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, as may be supplemented or updated by any applicable prospectus supplement, and those described in other reports and documents we file with the SEC.

Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we do not intend to update any forward-looking statements publicly to reflect events or circumstances after the date on which such statement is made or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. You should not place undue reliance on any forward-looking statement.

iii

OUR COMPANY

We are a medical technology and therapeutics company developing an innovative and proprietary platform technology offering what we believe to be a game-changing approach for the $100+ billion protein therapeutics market. Our BiopumpTM Platform Technology converts a sliver of the patient’s own dermal skin tissue into a protein-producing “Biopump” to continuously produce and deliver therapeutic proteins, and when implanted under the patient’s skin, has the potential to deliver several months of protein therapy from a single procedure without the need for a series of frequent injections. The proof of concept of our Biopump Platform Technology has been demonstrated using EPODURETM producing erythropoietin (EPO) for anemia, which has shown elevation and stabilization of hemoglobin levels in anemic patients for six to more than 36 months from a single administration in a Phase I/II dose-ranging trial on Chronic Kidney Disease (CKD) patients.

Our Biopump is a tissue micro-organ (MO) that acts as a biological pump created from a toothpick-size sliver of the patient’s dermal tissue to produce and secrete a particular protein. We have developed a proprietary device called the DermaVac to facilitate reliable and straightforward removal of MOs and implantation of Biopumps. With the DermaVac, dermis MOs are rapidly harvested under local anesthetic from just under the skin to provide unique tissue structures with long-term viability ex vivo. This process allows us to process the dermal tissue outside the patient to become one or more Biopump protein producing units in 10 – 15 days, each making a measured daily amount of a specific therapeutic protein to treat a specific chronic disease. Based on a patient’s particular dosage need, we can determine how many Biopumps to then insert under the patient’s skin to provide a sustained dose of protein production and delivery for several months. We believe the dosage of protein can be reduced by simple ablation of inserted Biopumps or increased by the addition of more Biopumps to provide personalized dosing requirements for each patient as needs change. We believe that medical personnel will only require brief training to become proficient in using our DermaVac for harvesting and implanting, which will enable implementation of Biopump therapies by the patient’s local physician. We have demonstrated that MOs and Biopumps can be viably transported by land and air, and are also developing devices to automate and scale up the cost-effective production of Biopumps in local or regional processing centers.

We have produced more than 10,000 Biopumps to date which have demonstrated in the laboratory the capability for sustained production of therapeutic proteins, including EPO to treat anemia, interferon-alpha (INF-α) to treat various forms of hepatitis and Factor VIII clotting protein to treat hemophilia. The in vitro stability and simplicity in handling of the Biopump is another key feature separating Biopump’s tissue therapy approach from that of therapies based on individual cells grown in culture. Biopumps use the patient’s intact tissue implanted subcutaneously where it heals in place. We believe that this will facilitate location for ablation or removal if it becomes necessary to reduce dose or stop therapy. A major challenge of cell-based therapies is that protein-producing cells wander to unknown locations, making it difficult or impossible to reduce or cease therapeutic delivery. We believe that by remaining local and potentially reversible by ablation/excision, Biopumps will avoid this problem and resolve a major hurdle of gene therapy.

We believe our Biopump Platform Technology may be applied to produce an array of other therapeutic proteins from the patient’s own dermal tissue in order to treat a wide range of chronic diseases or conditions. We believe our personalized approach could replace many of the existing protein therapies which use proteins produced in animal cells administered by frequent injections over long periods of time.

Clinical proof of concept of the Biopump Platform Technology was reported in a phase I/II study using Biopumps that produced and delivered EPO in patients with chronic kidney disease to treat their anemia, with interim study results presented by leading nephrologists at major nephrology conferences in 2010 and 2011. We call such Biopumps EPODURE. We and our advisors believe that the results in patients treated to date have demonstrated proof of concept and shown safety and efficacy of our technology so far in its first application: EPODURE for treatment of renal anemia. Based on the results of our phase I/II clinical study of the EPODURE Biopump and our other development and testing efforts for our Biopump Platform Technology, we obtained the approval of the U.S. Food & Drug Administration (FDA) of our request for IND (Investigational New Drug) approval for a phase IIb study in the United States for EPODURE in treatment of anemia in patients on dialysis. We are commencing preparations for this U.S. trial which we expect to commence in 2013. Concurrently, we are engaged in a phase IIa study of EPODURE in treatment of anemia in patients on dialysis in Israel.

In a further proof of principle of our Biopump Platform Technology, leading liver experts presented at a major European liver conference in 2010 preclinical data showing months of sustained production by Biopumps of INF-α, the therapeutic protein widely used in the treatment of hepatitis C. We call such Biopumps INFRADURE. Several leading experts in the field of hepatitis have indicated their belief that INFRADURE has potential as a replacement for INF-α injections and their side effects not only in treatment of hepatitis C, but also in hepatitis B, hepatitis D and other indications. In addition, as INF-α is used in treating other diseases such as certain forms of cancer, we believe INFRADURE may have potential in some of these as well. In addition, we have obtained all necessary approvals to initiate two proposed new clinical trials of INFRADURE in Israel: a phase I/II study of INFRADURE in treatment of patients with hepatitis C who have relapsed from previous treatment; and a phase I/II study of INFRADURE in treatment of naïve (previously untreated) patients with hepatitis C. We expect to initiate the first of such trials by the end of 2012. Furthermore, the FDA has recently granted Orphan Drug Designation for use of INFRADURE in the treatment of patients with hepatitis D, a rare form of hepatitis, using INFRADURE Biopumps which are substantially the same as those used in the treatment of hepatitis C. Orphan Drug Designation carries multiple benefits, including the availability of grant money, certain tax credits and seven years of market exclusivity, as well as the possibility of an expedited regulatory process.

EPODURE Biopumps for the treatment of anemia have now been processed by our contract manufacturing organization (CMO) in a good manufacturing practice (GMP)-certified facility in the United States. This marks the first Biopump processing site outside of Israel, and provides us with a significant ability to scale-up our clinical and commercial capabilities to address global therapeutic areas such as anemia and hemophilia. In a key “dry run” test of the production system, tissue micro-organs were obtained and loaded into individual closed processing chambers in Israel, and then shipped to the U.S. CMO Biopump processing center in California. There, the micro-organs were processed in their closed systems into fully functioning EPODURE Biopumps, meeting the release criteria for use in human clinical trials in the United States. This demonstrates our capability to support the treatment of patients at remote clinical sites, transporting their Biopumps to and from strategically located processing facilities, thereby allowing for multicenter clinical trials and practical commercial implementation.

Based on our growing base of clinical and pre-clinical results, we continue to seek collaboration with third parties to further develop this technology and to form strategic alliances and licensing agreements, along the lines of such deals being reached typically with pharmaceutical companies. We are engaged in discussions with a number of other pharmaceutical, biotech and medical device companies to further develop our Biopump Platform Technology. We intend to further develop and leverage our core technology in order to seek multiple licensing agreements for many different proteins and clinical indications using the same core Biopump Platform Technology. Our current strategy is to take various applications of our Biopump Platform Technology through proof of basic safety and efficacy in patients (phase I/II), or further as appropriate, and then to negotiate out-licensing agreements with appropriate strategic partners. In this manner, we anticipate receiving revenues from milestone or other development or feasibility payments from such agreements in advance of regulatory approval and sales of our product candidates, while retaining control of our core technology. In addition, we are investigating various opportunities for the treatment of hepatitis D and other rare diseases using our Biopump Platform Technology. Rare diseases affect a small number of people worldwide. Due to the limited number of patients afflicted with one of these rare diseases, these niche applications may also offer a more expedited route to regulatory approval because pivotal clinical trials may require a smaller number of patients before regulatory agencies will consider product approval. In any case, we believe that initial commercialization of any of our product candidates by us or any future strategic partners is not likely before 2015 and could easily take five years or more.

We believe that the Biopump Platform Technology has the potential to offer a better treatment alternative and replace many current methods of protein therapy, which can often involve many months of frequent injections and significant side effects. We believe that the Biopump Platform Technology provides a wide range of advantages over existing therapies and will appeal and offer benefits to doctors, patients and third-party payers (e.g., Center for Medicare and Medicaid Services (CMS) or medical insurers) including:

•	potentially lower treatment costs;
•	improved safety;
•	reduced side effects;
•	elimination of frequent injections;
•	increased efficacy in chronic disease management;
•	reversible treatment;
•	personalized medicine;
•	extended treatment to under treated populations; and
•	better patient compliance.

The in vitro stability and simplicity in handling of the Biopump is a key feature separating Biopump’s tissue therapy approach from that of therapies based on individual cells grown in culture. Another key advantage of using the patient’s intact tissue is that when it is implanted, it heals in place, thus facilitating location for ablation or removal if it becomes necessary to reduce dose or stop therapy. A major challenge of cell-based therapies is that protein-producing cells wander to unknown locations, making it difficult or impossible to reduce or cease therapeutic delivery. By contrast, the cells in the Biopump are retained in their surrounding tissue while they are processed as an intact tissue unit. We believe that the protein producing cells of the Biopump, having been maintained in their original intact tissue during processing, remain local after implanting. This makes Biopumps reversible by ablation/excision, so they avoid the problems of cell wandering and resolve a major hurdle of gene therapy.

We were organized as a Delaware corporation on January 27, 2000. Our principal executive offices are located at 555 California Street, Suite 365, San Francisco, California 94104. We conduct our research and development activities primarily from our Israeli location in Misgav Business Park, Misgav. Our telephone number is (415) 568-2245 in the United States and +972-4-902-8900 in Israel. Our website address is www.medgenics.com. The information on or accessible through our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, before you decide to invest in our securities. The risks and uncertainties we have described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for research and product development activities, clinical trial activities, investment in capital equipment and for working capital and other general corporate purposes.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. Pending the application of the net proceeds, we may invest the net proceeds in bank deposits or short-term, interest-bearing investment grade securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

For each offering of securities under this prospectus, we will set forth in a prospectus supplement the terms of the offering, including, to the extent applicable:

•	the name or names of the underwriters, if any;
•	the purchase price of, or other consideration for, the securities, and the proceeds, if any, we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

If underwriters are used in the sale, they may acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Underwriters or agents could make sales deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE MKT, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Any agent may, and if acting as agent in an at-the-market equity offering will, be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities.

We also may sell securities to a dealer as principal. If we sell securities to a dealer as a principal, the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or unless we have complied with an exemption from any registration or qualification requirements.

We may authorize underwriters, agents or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide underwriters, agents and dealers with indemnification against civil liabilities, including liabilities under the Securities Act of 1933, as amended, referred to as the Securities Act, or contribution with respect to payments that the underwriters, agents or dealers may make with respect to these liabilities. Underwriters, agents and dealers may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. These securities may or may not be listed on an exchange. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on the NYSE MKT may engage in passive market making transactions in the common stock on the NYSE MKT in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. We will bear all costs, expenses and fees in connection with the registration of the securities, as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

DESCRIPTION OF COMMON STOCK

The following description of the material terms of our common stock includes a summary of specified provisions of our amended and restated certificate of incorporation and by-laws. This description also summarizes relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL. The terms of our amended and restated certificate of incorporation and by-laws and the terms of the DGCL are more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these documents, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and the DGCL.

General

Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.0001 per share. We do not have any preferred stock outstanding or authorized. We may offer our common stock directly or upon the conversion of units and the exercise of warrants or rights.

As of October 2, 2012, there were 12,239,350 shares of common stock issued and outstanding held of record by 433 stockholders.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts are paid. Our amended and restated certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•	at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock in the United States is Corporate Stock Transfer, Inc. Capita Registrars is our transfer agent for our common stock in the United Kingdom.

Stock Exchange Information

Our common stock is listed on the NYSE MKT under the symbol “MDGN.” Our common stock is also listed on the AIM Market, operated by the London Stock Exchange, plc, under the symbols “MEDG” and “MEDU.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms we describe below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement.

As of October 2, 2012, we have outstanding warrants to purchase a total of 6,075,775 shares of common stock at a weighted average exercise price of $6.03 per share. Of these, warrants to purchase a total of 2,771,500 shares of common stock, each having an exercise price of $6.00 per share and expiring on April 12, 2016, are traded on the NYSE MKT under the symbol “MDGN.WS.”

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from the common stock.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement or by warrant agreements that we will enter into directly with the purchasers of the warrants. If we evidence warrants by warrant certificates, we will enter into a warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants. Those terms may include:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased or exercised;
•	if applicable, the terms of the common stock with which the warrants are issued and the number of warrants issued with such common stock;
•	if applicable, the date on and after which the warrants and the related common stock will be separately transferable;
•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the manner in which the warrants may be exercised, which may include by cashless exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of shares of common stock issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	the terms of the common stock issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

The prospectus supplement may also include, if applicable, a discussion of the material United States federal income tax consequences of holding or exercising the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the common stock purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase the number of shares of common stock that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the close of business on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering to the warrant agent or us the warrant certificate or warrant agreement representing the warrants to be exercised together with specified information, and by paying the required amount to the warrant agent or us in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate or in the warrant agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent or us in connection with such exercise.

Upon receipt of the required payment and the warrant certificate or the warrant agreement, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, at our offices or at any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate or warrant agreement are exercised, then we will issue a new warrant certificate or warrant agreement for the remaining amount of warrants.

Enforceability of Rights by Holders of Warrants

If we appoint a warrant agent, any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock, warrants or units. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all which will be set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The applicable prospectus supplement or free writing prospectus may describe:

•	in the case of a distribution of rights to our stockholders, the date of determining the stockholders entitled to the rights distribution;
•	in the case of a distribution of rights to our stockholders, the number of rights issued or to be issued to each stockholder;
•	the exercise price payable for the underlying common stock or other securities upon the exercise of the rights;
•	the number and terms of the underlying common stock or other securities which may be purchased per each right;
•	the extent to which the rights are transferable;
•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire; and
•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities.

The provisions described in this section, as well as those described under “Description of Common Stock” and “Description of Warrants” above, if applicable, will apply to any rights we offer.

The specific terms of any rights offered will be set forth in a rights agreement and the rights certificate, as applicable. We will file each of these documents, as applicable, with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” elsewhere in this prospectus for information on how to obtain a copy of a document when it is filed.

DESCRIPTION OF UNITS

We may issue units composed of any combination of our common stock, warrants and rights. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The specific terms of any units offered will be set forth in a unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” elsewhere in this prospectus for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer, conversion or exchange of the units or of the securities composing the units;
•	whether the units will be issued in fully registered or global form; and
•	any other terms of the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Warrants” and “Description of Rights” above, if applicable, will apply to each unit and to each security included in each unit, respectively.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Joshua Kanter, who exercises sole investment or voting control over more than 5% of our outstanding common stock, is of counsel to such firm. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offerings.

EXPERTS

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, has audited our balance sheets as of December 31, 2010 and 2011, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2010 and 2011, as set forth in their report, which includes an explanatory paragraph relating to our ability to continue as a going concern, appearing in our Annual Report on Form 10-K for the year ended December 31, 2011. These financial statements are incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part in reliance on Kost Forer Gabbay & Kasierer’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are subject to the informational requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Our website address is www.medgenics.com. The information on, or accessible through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

We are incorporating by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 6, 2012);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (filed on May 14, 2012);
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (filed on August 13, 2012);
•	our Current Reports on Form 8-K filed with the SEC on January 25, 2012, April 5, 2012, June 19, 2012 (except for Item 7.01 and Exhibit 99.1), July 2, 2012 (except for Item 7.01 and Exhibit 99.1), August 8, 2012 and October 17, 2012; and
•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 24, 2011.

All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents, except that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other document subsequently filed with the SEC which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at Medgenics, Inc., 555 California Street, Suite 365, San Francisco, California 94104, telephone number (415) 568-2245.

     Shares

MEDGENICS, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray

JMP Securities

Needham & Company

          , 2015